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                                                                    EXHIBIT 99.1

KELLSTROM
INDUSTRIES, INC.


                              FOR IMMEDIATE RELEASE

     KELLSTROM INDUSTRIES COMPLETES ACQUISITION OF PARTS RESALE BUSINESS OF
                  AVIATION SALES, MAKING KELLSTROM THE WORLD'S
                  LEADING AVIATION INVENTORY MANAGEMENT COMPANY

Sunrise, Florida - December 4, 2000 -- Kellstrom Industries, Inc. ("Kellstrom") (Nasdaq: KELL) today announced that it has completed the acquisition of the aircraft and engine parts resale business of Aviation Sales Company ("AVS") (NYSE:AVS), which had formerly been operated as Aviation Sales Distribution Services Company ("AVSDC"). Pursuant to the definitive agreement signed in September, Kellstrom and AVS have also formed a joint venture ("KAV") to acquire AVSDC's inventory, and KAV has entered into an exclusive agreement with Kellstrom for the sale of its inventory over the next five years, providing for consignment fees of up to 35% (together the "Transaction").

Kellstrom has financed the Transaction with funding from Key Partners LLC and Bank of America, N.A. Advisors for Kellstrom and AVS in this Transaction were Deutsche Banc Alex. Brown and Salomon Smith Barney, respectively.

Oscar Torres, Kellstrom's Chief Financial Officer, pointed out certain changes since the two companies entered into an agreement to proceed with the
Transaction: "Under the revised terms, Kellstrom's cash investment in the Transaction and related costs, at closing, has been reduced to approximately $30 million from approximately $50 million. Kellstrom will lease rather than purchase certain operational equipment and AVS's parts distribution facility in Pearland, TX and its main 545,000 square foot facility in Miramar, Florida. The purchase price of the inventory to be paid by KAV as of November 30, 2000, is approximately $149 million, versus $168 million as originally estimated. Kellstrom's investment in KAV is $13.7 million instead of $20 million. Bank of America's loan to KAV will be approximately $106 million rather than $120 million."

Zivi R. Nedivi, Kellstrom's President & CEO stated, "With today's announcement, Kellstrom has emerged as the world's leading independent inventory management company in the aviation industry. As previously reported:

o We are assuming certain contracts, specifically those that expand our customer base, broaden our distribution channels and/or increase our market share.

o We will experience nominal inventory overlap, making this a highly complementary acquisition that gives us critical mass, industry stature, and a complete and comprehensive breadth of products.

o     We are bringing on board AVSDC's experienced personnel."

Mr. Nedivi went on to say, "We expect to achieve significant operational savings by consolidating the acquired business with our Solair and Commercial Engine Divisions at the Miramar facility, under the direction of our new COO, Scott Kalister who recently joined us after a 22 year tenure with Raytheon. Once completed, Kellstrom will be comprised of two business units: Commercial and Military. We also plan to limit low-profit activities, which would initially reduce the revenue of the acquired business, but allow us to focus on higher margin, value-added programs."

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Kellstrom Industries, Inc. News Release                                 Page 2
December 4, 2000


Yoav Stern, Kellstrom's Chairman of the Board added, "The unique structure of the Transaction was achieved through the strong support of Bank of America, which helped us finance the inventory purchase for KAV, without adding debt to Kellstrom's balance sheet. Kellstrom is now going to focus on bringing KAV's inventory to market in the most efficient way, while at the same time integrating the operations of AVSDC with Kellstrom. As pleased as we are by the Transaction, we are equally delighted by the cooperation agreement that is now in place between AVS and us. Kellstrom will be supplying parts and providing comprehensive inventory management services to AVS and its customers, and we will utilize AVS's MR&O operations for readily accessible, high-quality maintenance work."

Kellstrom Industries, Inc. is a leader in delivering innovative and value added nose-to-tail programs in the fields of inventory control and supply chain management to the international aviation market. This is achieved by uniting cutting edge information technology with quality assurance methodology. The Company specializes in providing engines and parts for large turbo-fan engines manufactured by CFMI, General Electric, Pratt & Whitney and Rolls Royce, in addition to components for the aircraft they power. Kellstrom is also a leading inventory management and components provider of engines and parts for large military transport aircraft, jet fighters and helicopters. The Company is an approved supplier to an international customer base including major domestic and international airlines, military air forces, original equipment manufacturers and engine overhaul shops.

THE COMPANY, FROM TIME TO TIME, MAY DISCUSS FORWARD-LOOKING INFORMATION. THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON MANY ASSUMPTIONS AND FACTORS, AND ARE SUBJECT TO MANY CONDITIONS, INCLUDING THE COMPANY'S CONTINUING ABILITY TO EFFECTIVELY INTEGRATE THE ACQUIRED BUSINESS, ACQUIRE ADEQUATE INVENTORY AND TO OBTAIN FAVORABLE PRICING FOR SUCH INVENTORY, THE ABILITY TO ARRANGE FOR THE REPAIR OF AIRCRAFT ENGINES BY THIRD-PARTY CONTRACTORS PRIOR TO RESALE OR LEASE, COMPETITIVE PRICING FOR THE COMPANY'S PRODUCTS, CUSTOMER CONCENTRATION, DEMAND FOR THE COMPANY'S PRODUCTS WHICH DEPENDS UPON THE CONDITION OF THE AIRLINE INDUSTRY, ABILITY TO COLLECT RECEIVABLES, GOVERNMENT REGULATION, AND THE EFFECTS OF INCREASED INDEBTEDNESS AS A RESULT OF THE COMPANY'S BUSINESS ACQUISITIONS. EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED IN THIS RELEASE, ALL FORWARD-LOOKING STATEMENTS ARE ESTIMATES BY THE COMPANY'S MANAGEMENT AND ARE SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES THAT MAY BE BEYOND THE COMPANY'S CONTROL AND MAY CAUSE RESULTS TO DIFFER FROM MANAGEMENT'S CURRENT EXPECTATIONS. CERTAIN OF THESE RISKS ARE DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION
(SEC). COPIES OF THE COMPANY'S SEC FILINGS ARE AVAILABLE FROM THE SEC OR MAY BE OBTAINED UPON REQUEST FROM THE COMPANY. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO UPDATE THE INFORMATION CONTAINED HEREIN, WHICH SPEAKS ONLY AS OF THIS DATE.

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CONTACT:

Kellstrom Industries, Inc. (954) 845-0427    KELL'S INVESTOR RELATIONS COUNSEL:
Zivi R. Nedivi, Pres. & CEO                  The Equity Group Inc.
Yoav Stern, Chairman of the Board            Linda Latman (212) 836-9609
Oscar Torres, Chief Financial Officer        Bob Goldstein (212) 371-8660
Michael Shokouhi, Director of                WWW.THEEQUITYGROUP.COM
  Investor Relations
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